EXHIBIT 12
                              WHITMAN CORPORATION
                           STATEMENT OF CALCULATION
                     OF RATIO OF EARNINGS TO FIXED CHARGES
                         (in Millions, Except Ratios)





                             Six Months
                              June 30,           Years Ended December 31,
                           --------------  ----------------------------------
                            1996    1995    1995   1994   1993   1992   1991
                           ------  ------  ------ ------ ------ ------ ------
Earnings:
Income from Continuing
Operations before
Taxes                      $113.6  $103.3  $259.7 $212.7 $212.2 $170.6 $161.7
Fixed Charges Excluding
Capitalized Interest         42.2    42.2    86.7   82.2  105.9  106.9  138.2
                           ------  ------  ------ ------ ------ ------ ------
Earnings as Adjusted       $155.8  $145.5  $346.4 $294.9 $318.1 $277.5 $299.9
                           ======  ======  ====== ====== ====== ====== ======

Fixed Charges:
Interest Expense           $ 35.7  $ 36.5  $ 74.6 $ 71.1 $ 96.2 $ 97.7 $128.6
Portion of Rents
Representative of
Interest Factor               6.5     5.7    12.1   11.1    9.7    9.2    9.6
                           ------  ------  ------ ------ ------ ------ ------
Fixed Charges Excluding
Capitalize Interest          42.2    42.2    86.7   82.2  105.9  106.9  138.2
Capitalized Interest          0.0     0.0     0.2    0.2    0.2    0.2    0.2
                           ------  ------  ------ ------ ------ ------ ------

Total Fixed Charges        $ 42.2  $ 42.2  $ 86.9 $ 82.4 $106.1 $107.1 $138.4
                           ======  ======  ====== ====== ====== ====== ======
Ratio of Earnings to
   Fixed Charges              3.7x    3.4x    4.0x   3.6x   3.0x   2.6x   2.2x
                           ======  ======  ====== ====== ====== ====== ======



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